EXHIBIT 10.1
[CONFORMED COPY]
AMENDED AND RESTATED BUSINESS SERVICES AGREEMENT
          AMENDED AND RESTATED BUSINESS SERVICES AGREEMENT (this “Agreement”), dated as of August 7, 2006 between EMDEON PRACTICE SERVICES, INC., a Delaware corporation (“Practice Services”) and WEBMD HEALTH CORP., a Delaware corporation (“WebMD”).
          WHEREAS, WebMD, Practice Services, Envoy Corporation, a Delaware corporation (“Envoy”), and Emdeon Corporation, a Delaware corporation (“Emdeon” and, collectively with Envoy, WebMD and Practice Services, the “Original Parties”), previously entered into that certain Business Services Agreement (the “Original Business Services Agreement”), dated as of January 31, 2006 (the “Effective Date”);
          WHEREAS, the Original Parties and VIPS, Inc., a Maryland corporation (“VIPS”) desire to (i) permit the withdrawal of Emdeon from the Original Agreement and (ii) amend and restate the Original Agreement into three separate agreements of even date herewith among WebMD and each of Practice Services, Envoy and VIPS as set forth herein (in the case of Practice Services) and as set forth in such other agreements (in the case of Envoy and VIPS);
          NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Practice Services and WebMD agree to amend and restate the Original Agreement as between WebMD and Practice Services to read as follows:
     SECTION 1. Clinical Quality Applications
          (a) External Clinical Quality Applications. Practice Services may develop and/or acquire during the term of this Agreement, online products and services that are principally provided for use as physician/provider-facing applications or consumer (patient/member) facing applications (i.e., those that are directed online to physicians or to individual consumers/patients/members) that provide clinical quality measures of physicians, hospitals and other providers, and which include the benefit of the clinical rules supporting these applications. Those products and services as described in the preceding sentence are hereinafter referred to as “External Clinical Quality Applications”.
          (b) Products Utilizing External Clinical Quality Applications. Practice Services will be permitted to market the External Clinical Quality Applications, provided however, Practice Services will not offer the External Clinical Quality Applications as stand-alone products, but rather may offer and distribute the External Clinical Quality Applications to its current and potential customers in connection with the integration of the External Clinical Quality Applications with Practice Services core products and services. Practice Services will use commercially reasonable efforts to avoid channel conflicts in distributing its products as provided in the foregoing sentence. During the term of this Agreement, Practice Services will not license or provide External Clinical Quality Applications other than through WebMD as provided herein. The pricing pursuant to which WebMD will make the External Clinical Quality Products available to a Practice Services customer as provided in this Section 1(b) will be competitive with the pricing it provides to other similar customers purchasing substantially the same products at the same volume/commitment levels. The parties acknowledge that based on client preferences, the External Clinical Quality Applications may be accessible through channels in addition to WebMD properties (i.e., client websites, etc).
          (c) Right of First Refusal. To the extent that Practice Services identifies in its business a need for an External Clinical Quality Application in order to support a business requirement related to the marketing of its core services, Practice Services will first present WebMD with the opportunity to meet Practice Services’ requirement for the External Clinical Quality Application with written notice of the terms and specifications and requirements for the External Clinical Quality Application. WebMD will notify Practice Services within thirty (30) days of receipt of Practice Services’ written notice as to whether or not it elects to provide the External Clinical Quality Application. If WebMD elects to provide the External Clinical Quality Application, WebMD will provide the specifications and parameters for the applicable External Clinical Quality Application together with a reasonable schedule for delivery of the External Clinical Quality Application, on a basis consistent with Practice Services’ business requirements, and Practice Services agrees that WebMD shall be the provider of such External Clinical Quality Application. If WebMD elects not to provide the External Clinical Quality Application, or after electing to do so and providing a reasonable delivery schedule, fails to substantially comply with such schedule (after written notice and a thirty (30) day opportunity to cure such failure), Practice Services may pursue that opportunity through a third party or on its own, on substantially the same terms as discussed with WebMD. Practice Services will keep WebMD apprised of its marketing efforts related to External Clinical Quality Applications.
          (d) Electronic Health Record Applications. The parties acknowledge that Practice Services’ electronic health record applications (such as those currently offered through Intergy EHR, Intergy Imaging, Intergy PDA), and other similar applications provided by Practice Services, as well as Practice Services’ products which provide for sending and receiving of prescriptions and lab results, and reasonable extensions of such products hereafter that are consistent with its past practice for such products, are not considered “External Clinical Quality Services” and are not subject to the provisions of this Section 1.
          (e) Internal Clinical Quality Services. Practice Services develops, markets, sells and provides, and may in the future develop, market, sell and provide, products and services that are principally provided for use as payer facing-applications that provide to payers “clinical” quality measures of physicians, hospitals and providers, other than through consumer and/or physician/provider facing applications (collectively, “Internal Clinical Quality Services”). WebMD will be permitted to develop, market, sell and provide Internal Clinical Quality Services, and WebMD and Practice Services may meet on a regular basis to discuss potential coordination of marketing efforts for Internal Clinical Quality Services to particular clients or potential clients. Practice Services may make available to WebMD, Practice Services Internal Clinical Quality Services for integration with WebMD products and services. The pricing pursuant to which Practice Services will make the Practice Services Internal Clinical Quality Services available to a WebMD customer as provided in this Section 1(e) will be competitive with the pricing it provides to other similar customers purchasing substantially the same products at the same volume/commitment levels. Notwithstanding the foregoing, WebMD will be permitted to develop, sell and provide its own services in this area or license and work with third parties for such services.

     SECTION 2. Consumer Directed Applications
          (a) Licensing and Provision through WebMD. Practice Services agrees that applications, tools, products and/or services that are directed through an online means to individual consumers, patients, or health plan members, as end users, including those providing a patient or member view of the potential cost of care or financial responsibility for individual medical and/or drug claims (collectively, “Consumer Directed Applications”) will be licensed and/or provided by WebMD, other than Permitted Applications as described in Section 2(e) below, and Practice Services agrees that so long as this Agreement is in effect Practice Services will not license or provide Consumer Directed Applications except through WebMD.
          (b) Identified Consumer Directed Application. Practice Services agrees that any Consumer Directed Application that provides a patient or plan member view as to the portion of the cost of care for which the patient or plan member is responsible, will be provided and delivered by WebMD, rather than Practice Services, and during the term of the Agreement Practice Services will not make any such product available itself or through a third party other than in conjunction with WebMD, subject to the provisions of the preceding paragraph. The parties acknowledge that based on client preferences such product may be accessible through channels in addition to WebMD properties (i.e., client websites, provider websites, etc).
          (c) Right of First Refusal. To the extent that Practice Services identifies in its business a need for a Consumer Directed Application in order to support a business requirement related to the marketing of its core services, Practice Services will first present WebMD with the opportunity to meet Practice Services’ requirement for the Consumer Directed Application with written notice of the terms and specifications and requirements for the Consumer Directed Application. WebMD will notify Practice Services within thirty (30) days of receipt of Practice Services’ written notice as to whether or not it elects to provide the Consumer Directed Application. If WebMD elects to provide the Consumer Directed Application, WebMD will provide the specifications and parameters for the applicable Consumer Directed Application together with a reasonable schedule for delivery of the Consumer Directed Application, on a basis consistent with Practice Services’ business requirements, and Practice Services agrees that WebMD shall be the provider of such Consumer Directed Application. If WebMD elects not to provide the Consumer Directed Application, or after electing to do so and providing a reasonable delivery schedule, fails to substantially comply with such schedule (after written notice and a thirty (30) day opportunity to cure such failure), Practice Services may pursue that opportunity through a third party or on its own, on substantially the same terms as discussed with WebMD. Practice Services will keep WebMD apprised of its marketing efforts related to Consumer Directed Applications.
          (d) Scope of Consumer Directed Applications. The parties acknowledge that Consumer Directed Applications include, but are not limited to, applications and tools that are directed to individual consumers, plan members or patients to assist such persons in (a) communicating with, or viewing information from, providers, (b) communicating with, or viewing information from, payors, (c) making informed benefit, provider and/or treatment choices, through access to content, personal health records, plan comparison tools, benefit comparison tools, cost treatment indicators, calculators, and/or other tools, or (d) managing and utilizing consumer directed health plans and the related other health savings and other consumer directed accounts.
          (e) Permitted Applications. For purposes of this Section 2, the term “Permitted Applications” means the patient-facing application linked to practice management and EHR system at Practice Services, as currently contemplated by Practice Services with a third party provider, provided that notwithstanding the foregoing, Practice Services will also enable WebMD to deliver this solution as described in Section 2(f) below.
          (f) Provider Messaging; Patient-Facing Provider Portal. The parties have identified several specific applications that are subject to the terms of the Agreement as follows:
               (i) Practice Services is contemplating delivery through its respective products and services, applications which may enable messaging to and from the provider. Practice Services agrees that, if implemented by Practice Services, WebMD shall have the right to access this capability to send communications. To the extent that Practice Services charges for its service, WebMD will be provided the most favorable rates offered third parties for such service.
               (ii) Practice Services is contemplating functionality with a specific third party pursuant to which a patient-facing portal through the provider (linked to practice management and/or an EHR system) will be available to communicate information, such as scheduling appointments, access to lab results and provider directory information. Practice Services acknowledges that, if implemented by Practice Services, WebMD shall have the right to make this application available through WebMD. Practice Services will use commercially reasonable efforts to expeditiously to develop and implement the applications referred to in (f)(i)-(f)(ii) above, and in a manner that meets the parties’ reasonable specifications. Each such party will bear their own costs of such development. In addition to its other obligations in the Agreement, Practice Services will not work on such applications with entities that are competitive to WebMD, which includes online services and websites that provide general consumer online services and portals (including but not limited to yahoo.com, msn.com and about.com), online health management application providers and other high traffic websites that include healthcare and non-healthcare related content and services, and more specialized health care related providers of online services, tools and applications for health care audiences, such as iVillage.com, drugs.com and realage.com, as such list may be updated by WebMD from time to time.
          (g) Health record integration. Practice Services agrees that, subject to applicable law, Practice Services will provide WebMD reasonable access to the information collected by Practice Services through its products and services for purposes of enabling WebMD Health to engage in and support its products and services referred to herein. To the extent that consent of any provider, patient or other third party is necessary to provide such data to WebMD, Practice Services agrees to use commercially reasonable efforts to obtain all such necessary consents during the term of the Agreement. After the termination of the Agreement, WebMD shall have the right to use and continue to receive such information for the benefit of users of such products and services which include this data, except to the extent that any applicable consent has been revoked or is no longer otherwise effective.

     SECTION 3. Fees and Payment
          (a) Sales Commission. Subject to the terms and conditions of this Agreement, Practice Services shall pay WebMD a 10% sales commission on the Net Sales of Internal Clinical Quality Services by WebMD as provided in Section 1(e) above.
          (b) Calculation of Payments. Payments due hereunder are exclusive of any applicable taxes. “Net Sales” shall mean revenue obtained from the sale or license of the applicable product, less deductions from gross sales for credits, returns, allowances and other customary discounts, but does not include bad debts. If a sale of a product to which a royalty or commission applies under this Section 3 is bundled and priced together with other services as to which no royalty or commission is payable hereunder, the parties will equitably allocate a portion of the total sales price to the applicable product as to which the royalty or commission is payable. Any royalties or commissions paid on Net Sales that are subsequently refunded or rebated for any reason shall be repayable, and may be deducted from any current or future royalties or commissions payable. Royalty and commission payments will be made quarterly within thirty (30) days following the end of each quarter. Interest shall be payable on all late payments in the amount of 1% per month until paid. Each party will keep accurate records, which are sufficient to calculate all payments due to the other party and will provide such records to the other party upon request.
          (c) Payment for Consumer Directed Applications. For each Consumer Directed Application provided to Practice Services pursuant to Section 2(a) of this Agreement, the payment to WebMD for such Consumer Directed Application shall be the greater of: (i) WebMD’s Cost (as defined below) plus 50%; or (ii) WebMD’s established market price for such product (which price shall be competitive with pricing provided to similar customers purchasing substantially the same products at the same volume/commitment levels). “Cost” shall mean the full cost incurred by WebMD to provide the Consumer Directed Application, including its direct costs incurred, such as labor costs and materials, and an appropriate allocation of indirect costs, such as allocations for rent, utilities, and corporate overhead, etc. In addition to the foregoing, if, pursuant to Section 2(a), Practice Services sells any Consumer Directed Application, Practice Services will also pay WebMD a 10% royalty on Net Sales of such Consumer Directed Applications by Practice Services. In addition, if the parties develop a patient financial responsibility Consumer Directed Application as provided in the first sentence of Section 2(b) above, the parties will equitably determine the allocation between the parties of the sales price for such product. In addition, if WebMD has agreed to provide an External Clinical Quality Application or Consumer Directed Application pursuant to Section 1(c) or Section 2(c) above, respectively, and if development fees are payable by Practice Services to WebMD regarding such Application prior to completion of such Application, WebMD agrees that if it terminates the Agreement pursuant to Section 4(c) before the completion and delivery of such Application to Practice Services, WebMD will refund such development fees that have been paid by Practice Services.
     SECTION 4. Term; Termination
          (a) Initial Term. The term of this Agreement shall commence on the date hereof and shall remain in effect for a period of five (5) years from the Effective Date, unless sooner terminated in accordance with the provisions of Section 4(b) or Section 4(c). Notwithstanding termination of this Agreement, after termination of this Agreement, each party shall continue to pay any royalty or commissions due hereunder relating to a sale contracted during the term of the Agreement, but provided after termination, but in no event shall such royalty or commission be payable more than one (1) year after termination of this Agreement.
          (b) Termination for breach. In the event either party materially breaches this Agreement and fails to cure such breach within ninety (90) days following receipt of written notice describing in reasonable detail the facts and circumstances concerning the breach, the other party may terminate this Agreement. Notwithstanding the foregoing, if either party alleges a breach of this Agreement by the other party and such other party disputes such allegations of breach, the party alleging breach agrees to comply with the terms of this Agreement until such dispute is resolved by the parties or by a determination through arbitration as provided in Section 10, without prejudice to all remedies available to WebMD, provided that this provision is not intended to prevent WebMD from exercising its right to terminate this Agreement in accordance with the provisions of Section 4(c) subject to the second sentence of Section 4(c).
          (c) Termination by WebMD. At any time during the term of this Agreement, upon thirty (30) days written notice, WebMD may, in its sole discretion and with or without cause, terminate (i) the Agreement and/or (ii) the provisions of Section 2 above. In the event that WebMD delivers an External Clinical Quality Application or Consumer Directed Application to Practice Services pursuant to this Agreement, notwithstanding any termination of this Agreement by WebMD pursuant to the preceding sentence, WebMD will continue to make such application available to Practice Services for the Initial Term of this Agreement (i.e., five years from the Effective Date), unless the parties mutually negotiate and agree in writing on a different term for the use of such application at the time WebMD provides such application.
     SECTION 5. Confidential Information
          (a) Definition. “Confidential Information” means any confidential, trade secret or other proprietary information disclosed by one party to the other under or in connection with this Agreement, except for information that: (i) is already known to the receiving party without an obligation of confidentiality at the time received from the disclosing party; (ii) is developed by the receiving party independent of the other party’s Confidential Information; (iii) is obtained from a source other than the disclosing party not known to be subject to an obligation of confidentiality and without breach of this Agreement; (iv) is in the public domain when received, or thereafter enters the public domain through no fault of the receiving party; or (v) is lawfully required to be disclosed to any governmental agency or is otherwise required to be disclosed by law, provided that, before making such disclosure, the receiving party shall give the disclosing party an adequate opportunity to interpose an objection or take action to assure confidential handling of such Confidential Information. Each party acknowledges that the other’s customer list is the Confidential Information of such other party and shall only be used by such party as provided by the terms of this Agreement.
          (b) Restrictions on Use. The receiving party shall: (i) not disclose the Confidential Information to any third party, other than its employees, agents or independent contractors who are bound, in writing, by similar confidentiality obligations and who have a need to know such Confidential Information, (ii) not use the Confidential Information in any fashion except for purposes of performing this Agreement, and (iii) take steps consistent with its protection of its own confidential and proprietary information (but in no event exercise less than reasonable care) to prevent unauthorized disclosure of the Confidential Information.
          (c) Personal Data. In the performance of this Agreement, Practice Services and WebMD and their employees, subcontractors, and other agents may have access to certain Confidential Information of each other’s respective clients referred to as “Individual Information”. Individual Information includes, but is not limited to, information which, in coded or uncoded format, in whole or in part, relates to patient records or any patient identifiable information, dependents or physicians, including, without limitation, their respective names, addresses, zip codes, social security numbers, drug or medical claims data, or other personal data.
          (d) Termination. Subject to the terms of this Agreement and to applicable law, upon the termination or expiration of this Agreement, the parties shall promptly return or destroy all Confidential Information of the other and not retain any copies of the Confidential Information of the other party.
     SECTION 6. Cooperation
     During the term of this Agreement and for a period of three (3) years after termination for any reason, each party shall have the right upon reasonable prior written notice, and no more than one (1) time in each calendar year, to inspect any books, records and files maintained by the other party relating to services under this Agreement in order to verify that the other party has complied with its obligations under this Agreement as they relate to payment of royalties and/or commissions, and as they relate to the confidentiality provisions of Section 5 above. Neither party shall destroy or permit the destruction of (without first having offered to deliver to the other party) any such books, records and files for the time period during which they would be required to retain such books, records or files by applicable law. Practice Services and WebMD shall cooperate with one another in a timely manner in any administrative or judicial proceeding involving any matter affecting the potential liability of either Practice Services or WebMD hereunder. Such cooperation shall comprise providing reasonable access to the other party, during normal business hours, to all books, records and information, officers and employees (without substantial interruption of employment or the business) necessary in connection with any administrative or judicial proceeding or the compliance with law, in each case, relating to this Agreement. The Party requesting access to any books, records, information, officers, or employees pursuant to this Section shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred by the other party in connection with providing access to such books, records, information, officers or employees. The parties will develop mutually acceptable reporting of activities under this Agreement.
     SECTION 7. Disclaimers
          (a) EXCEPT IN CONNECTION WITH A PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER, IN NO EVENT SHALL EITHER PARTY OR ITS SUPPLIERS

OR LICENSORS BE LIABLE UNDER ANY THEORY OF LIABILITY, HOWEVER ARISING, FOR INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF THIS AGREEMENT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
          (b) EXCEPT IN CONNECTION WITH ITS INDEMNIFICATION OBLIGATIONS HEREUNDER OR ITS ROYALTY OR COMMISSION OBLIGATIONS, WEBMD’S AGGREGATE LIABILITY FOR ALL DAMAGES, LOSSES AND CAUSES OF ACTION IN ANY CALENDAR YEAR IN ANY WAY RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EITHER JOINTLY OR SEVERALLY, SHALL NOT EXCEED ONE MILLION DOLLARS ($1,000,000) IN ANY SUCH CALENDAR YEAR. THIS SECTION REFLECTS AN ALLOCATION OF RISK BETWEEN THE PARTIES, IS NOT A PENALTY, AND SHALL BE EXCLUSIVE. THIS SECTION SHALL APPLY DESPITE ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED WARRANTY OR REMEDY.
          (c) WEBMD REPRESENTS THAT ANY EXTERNAL CLINICAL QUALITY APPLICATION OR CONSUMER DIRECTED APPLICATION PROVIDED TO PRACTICE SERVICES PURSUANT TO THIS AGREEMENT SHALL CONFORM TO THE SPECIFICATIONS PROVIDED BY WEBMD WITH SUCH APPLICATIONS. PRACTICE SERVICES REPRESENTS THAT ANY INTERNAL CLINICAL QUALITY APPLICATIONS PROVIDED BY PRACTICE SERVICES PURSUANT TO THIS AGREEMENT WILL CONFORM TO THE SPECIFICATIONS PROVIDED BY PRACTICE SERVICES WITH SUCH APPLICATIONS. EXCEPT AS PROVIDED IN THE PRECEDING TWO SENTENCES, NEITHER COMPANY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (A) REGARDING THE USEFULNESS, ACCURACY, COMPLETENESS, FEASIBILITY, RELIABILITY OR EFFECTIVENESS OF ITS RESPECTIVE APPLICATIONS; OR (B) THE AMOUNT OF SALES THAT MAY BE GENERATED FROM THE OTHER’S APPLICATIONS. WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATIONS THAT THE OTHER’S USE OF ITS SERVICES WILL BE UNINTERRUPTED OR ERROR FREE. THE EXPRESS WARRANTIES IN THIS SECTION 7(c) ARE IN LIEU OF ALL OTHER WARRANTIES BETWEEN THE PARTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT, AND SUCH WARRANTIES ARE HEREBY DISCLAIMED.
     SECTION 8. Indemnity
          (a) Indemnification by WebMD. WebMD will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against Practice Services brought by a third party to the extent that the action is based upon a claim that any External Clinical Quality Application or Consumer Directed Application provided by WebMD, when used in accordance with this Agreement, infringes any proprietary right of any third party, and WebMD will pay those costs and damages finally awarded against Practice Services (including reasonable attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that WebMD shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on or related to (a) any use of such Applications in violation of this Agreement, or (b) any use of such Applications in conjunction with any product, data, service, hardware or software not expressly contemplated to be used in conjunction with such tools. If Practice Services’ use is enjoined by reason of an infringement claim, WebMD’s sole obligation shall be to either (i) procure the right for Practice Services to continue using the Application, (ii) replace or modify the components of the Application subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (c) if neither of the above are available, to refund to Practice Services the commissions paid for access to such Application. The foregoing states the entire liability of WebMD with respect to any infringement claims and Practice Services hereby expressly waives any other such liabilities.
          (b) Indemnification by Practice Services. Practice Services will indemnify, defend and hold harmless, at its own expense, any claims, suits, losses, damages, liabilities, costs, expenses and actions against WebMD brought by a third party to the extent that the action is based upon a claim that the Internal Clinical Quality Applications when used in accordance with this Agreement, infringe any proprietary right of any third party, and Practice Services will pay those costs and damages finally awarded against WebMD (including reasonable attorneys’ fees) in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action; provided, however, that Practice Services shall have no obligation pursuant to the foregoing indemnification provision to the extent that any claim is based on or related to (a) any use of such Internal Clinical Quality Applications in violation of this Agreement, or (b) any use of such Internal Clinical Quality Applications in conjunction with any product, service, data, hardware or software not expressly contemplated to be used in conjunction with such tools. If WebMD’s use is enjoined by reason of an infringement claim, Practice Services’ sole obligation shall be to either (i) procure the right for WebMD to continue using such Clinical Quality Applications, (ii) replace or modify the components of such Clinical Quality Applications subject to the infringement claim with non-infringing components of substantially equivalent functionality, or (c) if neither of the above are available, to refund to WebMD the commissions paid by WebMD for access to such Clinical Quality Applications. The foregoing states the entire liability of Practice Services with respect to any infringement claims and WebMD hereby expressly waives any other such liabilities.
     SECTION 9. Insurance
     Each party will maintain in effect during the term of this Agreement, insurance with at least the following limits:
•	Workman’s Compensation with at least statutory limits;

•	Employer’s Liability Insurance with limits of not less than statutory limits (except in states in which there are no statutory limits for Employer’s Liability Insurance, then with limits of not less than $1,000,000 each accident, $1,000,000 disease per each employee, and $1,000,000 disease policy limit);

•	Commercial General Liability Insurance (including, broad form contractual liability coverage for it’s obligations under this Agreement) with limits of not less than:

— Bodily Injury	$1,000,000 per occurrence, and
$2,000,000 in the aggregate, and
— Property Damage	$1,000,000 per occurrence, and
$1,000,000 in the aggregate; and
•	Excess/Umbrella Liability with limits of not less than $3,000,000 per occurrence and $3,000,000 in the aggregate.
     The aggregate minimum limits set forth above are per policy; provided however, that each policy shall not have a term longer than eighteen (18) months. Each party agrees to provide the other with a Certificate of Insurance evidencing the coverage required in this Section upon the other’s written request. All such policies and certificates of insurance shall also require that the insurer give the other party not less than thirty (30) calendar days’ advance written notice of any cancellation in insurance coverage Each party must also provide the other with thirty (30) calendar days’ prior written notice of any non-renewal of the insurance coverage, cancellation of any insurance coverage, material change in the insurance policies, and/or reduction in limits.
     SECTION 10. Miscellaneous.
          (a) Existing Third Party Agreements. Nothing in this Agreement is intended to require either party to terminate existing contractual relationships with any third party, and such agreements shall remain in effect on the terms and conditions in existence as of the date hereof.
          (b) Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of the Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
          (c) Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by WebMD and Practice Services or, in the case of a waiver, by the party or parties against whom the waiver is to be effective.
          (d) No waiver. No failure or delay by any party in exercising any right, power or privilege hereunder (other than a failure or delay beyond a period of time specified herein) shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
          (e) Notice Generally. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 10(e)):
If to Practice Services:
Emdeon Practice Services, Inc.
2202 N. West Shore Blvd., Suite 300
Tampa, FL 33607
Attn: President
If to WebMD:
WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011
Attn: General Counsel
or at such other address as may be substituted by notice given as herein provided.
          (f) Successors and Assigns. No party shall assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties; provided, however, that Practice Services may assign or transfer, in its sole discretion and without the consent of WebMD, its rights or obligations under this Agreement to one or more direct or indirect wholly-owned subsidiaries of Practice Services’ ultimate parent; provided, further, that no such assignment by Practice Services shall relieve Practice Services of its obligations hereunder. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto as hereinafter provided. In addition, in the event of any sale, transfer, change of control or other disposition, restructuring or reorganization of Practice Services or its business (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure) to a third party, Practice Services and its business shall continue to be subject to the obligations applicable to it and its business under this Agreement. This Agreement shall remain in effect in accordance with its terms regardless of the percentage ownership, if any, that Emdeon Corporation holds of WebMD, and regardless of any sale, transfer, change of control or other disposition, restructuring or reorganization of Emdeon Corporation or WebMD or any of their respective businesses (including by way of stock sale, by sale of all or substantially all its assets or by any other means or manner or structure).
          (g) No Third Party Beneficiaries. No person other than the parties hereto and their successors and permitted assigns are intended or shall be deemed to be a beneficiary of this Agreement.
          (h) Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
          (i) Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               (i) In an effort to resolve informally and amicably any claim or controversy arising out of or related to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, each party shall notify the other of any difference or dispute hereunder that requires resolution. Practice Services and WebMD shall each designate an executive officer to investigate, discuss and seek to settle the matter between them. If the two are unable to settle the matter within 30 days after such notification, or such longer time period as they shall agree upon, either party may initiate final and binding arbitration, in accordance with Paragraph (ii) of this Section 10(i) to resolve such matter, which the parties agree is the sole and exclusive procedure for any such dispute, except as otherwise provided therein. All offers, promises, negotiations, conduct and/or statements, whether oral or written, made in the course of the settlement discussions contemplated by this Paragraph (i) by any of the parties, their agents, employees, experts and/or attorneys are, and shall be deemed, confidential, and made executed and delivered solely for the purposes of settlement or compromise, and inadmissible for any purpose, including, without limitation, impeachment, in any arbitration or other proceeding involving the parties or any third parties, or in any court or forum whatsoever, provided however that the use of a statement or information as contemplated in a settlement under this Paragraph (i) that would be admissible or discoverable shall not be rendered inadmissible or non-discoverable solely as a result of such use.
               (ii) The following process shall be followed if, and after, the informal procedures in Paragraph (i) above do not result in a resolution of the matter. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate (collectively, a “Claim”), shall be determined by binding arbitration in New York, New York before three arbitrators. The arbitration shall be administered (including selection of the arbitrators) by JAMS (www.jamsadr.com) pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction permitted under the terms of this Section 10(i). In the event of any Claim under this Agreement or the enforcement of any right under this Agreement by either party, regardless of whether WebMD or Practice Services prevails, each party hereby agrees that it shall be responsible for all its own costs and expenses relating thereto, including the reasonable attorneys fees and expenses of attorneys and other professionals it may retain. The parties hereby agree to submit to the exclusive personal and subject matter jurisdiction and to the venue of the Supreme Court of the State of New York, County of New York, for all purposes associated with this Agreement, including the agreement to arbitrate, enforcing the agreement to arbitrate, and seeking provisional relief pending award and entering judgment upon the award. Nothing contained in this Section shall preclude the arbitrators from granting, where appropriate, injunctive or other provisional relief pending a final award. Notwithstanding the provisions of Section 10, either party may pursue any provisional remedy (including but limited to preliminary injunctive relief) to either restrain or mandate certain conduct in the courts designated in this Section. The parties shall have the right to obtain such provisional injunctive relief from a court of law designated in this Section pending the determination and award in the arbitration proceeding. The parties also agree that the arbitrators shall have the power to determine the amount of the equitable allocation for any sale referred to in the last sentence of Section 3(c) above in the event of any dispute between the parties as to such the determination. If JAMS is no longer available or is unwilling to accept the designation provided hereunder, the parties shall mutually agree upon a substitute professional neutral administrator to replace JAMS.
          (j) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
          (k) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.
          (l) Independent Contractors. The parties hereto are independent contractors engaged in the operation of their own respective business. Neither party is, or is to be considered as, the agent or employee of the other for any purpose whatsoever. Neither party has the authority to enter into contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party. Nothing in this agreement shall be construed to establish a relationship or joint venturers between the parties.
          (m) Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.
          (n) Further Assurances. Each party will use reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement.
          (o) Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereto hereby waive the benefit of any rule of law or any legal decision that would require, in cases of uncertainty, that the language of a contract should be interpreted most strongly against the party who drafted such language.
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     IN WITNESS WHEREOF, Practice Services and WebMD have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EMDEON PRACTICE SERVICES, INC.

By:	/s/ Marc L. Harrison

	Name:	Marc L. Harrison
	Title:	VP — Legal

WEBMD HEALTH CORP.

By:	/s/ Douglas W. Wamsley

	Name:	Douglas W. Wamsley
	Title:	VP — General Counsel
ACKNOWLEDGEMENT
     The undersigned hereby acknowledge their receipt of this Agreement and, by signing below, hereby consent to the amendment and restatement of the Original Agreement, as set forth herein.

ENVOY CORPORATION

By:	/s/ Michael B. Glick

	Name:	Michael B. Glick
	Title:	SVP — Legal

EMDEON CORPORATION

By:	/s/ Charles Mele

	Name:	Charles Mele
	Title:	EVP — Legal

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